Exhibit 99

Certification of Principal Executive Officer and Principal Financial Officer

Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the
Sarbanes-Oxley Act of 2002

     The undersigned, who are the chief executive officer and the chief financial officer of Sonoco Products Company, each hereby certifies that the accompanying Form 10-Q for the quarter ended September 29, 2002, fully complies with the requirements of
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that information contained in the report fairly presents, in all material respects, the financial condition and results of operations of the issuer.

November 12, 2002

/s/ Harris E. DeLoach, Jr. Harris E. DeLoach, Jr. Chief Executive Officer

/s/ Charles J. Hupfer Charles J. Hupfer Chief Financial Officer